Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firms” in the Amendment 1 to the Registration Statement on Form S-4 and the related Joint Proxy Statement/Prospectus of CVS Health Corporation for the registration of equity securities, and to the incorporation by reference therein of our reports dated February 9, 2017, with respect to the consolidated financial statements of CVS Health Corporation and the effectiveness of internal control over financial reporting of CVS Health Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission, and included as Exhibit 13 to such Annual Report (Form 10-K).

/s/ Ernst & Young LLP

Boston, Massachusetts

January 26, 2018